Exhibit 99.1

Runway Growth Announces Expansion of Revolving Credit Facility

WOODSIDE, Calif., April 18, 2023 - Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today announced the expansion of its existing revolving credit facility with an increase in aggregate commitments to $500 million from KeyBank Specialty Finance, CIBC Bank USA and other lenders.

Borrowings under the Credit Facility bear interest on a per annum basis equal to the Adjusted Term Secured Overnight Financing Rate ("SOFR") plus an applicable margin rate that ranges from 2.95% to 3.35% per annum depending on the Company's leverage ratio and number of eligible loans in the collateral pool. The lending syndicate is comprised of KeyBank National Association and CIBC Bank USA as Co-Lead Arrangers, and includes MUFG Union Bank, N.A. and U.S. Bank National Association. The maturity date under the Credit Facility is April 20, 2026.

“We are pleased with the ongoing support from our lending partners, which enhances Runway’s balance sheet to capitalize on robust demand for creative financing solutions,” stated Tom Raterman, CFO and COO of Runway Growth. “This credit facility expansion strengthens our liquidity, and strategically positions Runway to navigate any environment that lies ahead. With more than $200 million of available liquidity, our team remains focused on disciplined execution while deploying capital at favorable terms.”

“KeyBank is proud to have led the revolving credit facility for Runway Growth, given its reputation as a trusted partner in the venture debt market. We look forward to the continued partnership with management as they execute against their mission to support passionate entrepreneurs in building great businesses,” said Rian Emmett, Group Head of KeyBank Specialty Finance Lending.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com